Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-201437 Date: January 21, 2015

Personalized Medicine from a Liquid Biopsy

Forward–Looking Statements

This presentation contains, and any accompanying oral presentation would no doubt contain, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding us (Biocept, Inc.) and our business. Forward-looking statements include all statements that are not historical facts and generally can be identified by terms such as anticipates, believes, could, estimates, expects, intends, may, plans, potential, predicts, projects, should, will, would, or the negative of those terms and similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For details about these risks, please see our SEC filings.

All forward looking statements contained in this presentation speak only as of the date hereof, and except as required by law, we assume no obligation to update these forward-looking statements whether as a result of any new information, future events, changed circumstances or otherwise. 1

FWP Statement

This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the US Securities and Exchange Commission for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov The preliminary prospectus, dated January [21], 2015, is available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1044378/000095012315000339/bioc-s1a_20140930.htm

Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com 2

Offering Summary

Issuer Biocept, Inc.

Exchange/Ticker NASDAQ Capital Market / BIOC

Offering Size Approx. $15,000,000 of Common Stock (100% Primary)

Over-Allotment 15% (100% Primary)

Sales and marketing for test offerings

Use of Proceeds Assay development and validation

Automation and scale up

Joint Book-Runners Aegis Capital Corp. and Feltl and Company 3

Biocept’s Liquid Biopsy Solution

Answering an Unmet Medical Need

Do I qualify for this drug? Does my treatment need to be changed?

The Right Therapy for the Right Patient at the Right Time

Business Overview

R&D Manufacturing

Clinical

Clinical

Development Lab

CLIA facility in Genomic test

San Diego, CA results sent to physicians

R & D, test kits manufactured and samples analyzed 5

Investment Highlights

Commercial stage cancer diagnostics company with ground-breaking technology platform utilizing a simple blood test

OncoCEE™: captures circulating tumor cells (CTCs)

CEE-Selector™: enhanced sensitivity for genomic mutation analysis

Commercialized tests for breast, gastric and non-small cell lung cancer Test pipeline focused on solid tumor biomarkers in lung, breast, colorectal, prostate and melanoma Established, certified and scalable CLIA lab Clear path to market penetration Established research collaborations and strategic partnerships 6

Biocept Executive Team

David Hale *Chairman*	• CEO of Hale BioPharma Ventures with over 36 years as a life sciences sector leader • Chairman (current or former) of Santarus (acquired by Salix), Conatus, Micromet (acquired by Amgen), and SkinMedica (acquired by Allergan) • CEO of Hybritech (acquired by Lilly), Gensia (acquired by Teva)
Michael Nall *President and CEO*	• More than 25 years in healthcare sales, marketing and commercial operations • 16 years in cancer diagnostics and genomics • Most recently General Manager N. American Sales and Marketing for Clarient—a GE Healthcare Company
William Kachioff *SVP, Finance and CFO*	• 25 years life sciences industry experience • 15 years of experience in public company finance • Abbott Labs, Cutera, Coulter Pharmaceutical, Althea, Vivus • Diverse finance and operations management experience
Lyle Arnold, Ph.D. *SVP, R&D and CSO*	• Senior R&D Leadership at Gen-Probe, Incyte Genomics, Genta • Founder/ Co-founder Oasis Biosciences, Molecular Biosystems, Aegea Biotechnologies • Former faculty member, UCSD School of Medicine and member, UCSD Cancer Center • 40 issued US and more than 140 issued and pending patents worldwide
Veena Singh, MD *SVP and Sr. Medical Director*	• Board certified molecular pathologist, UCSD, Cedars Sinai trained • Numerous publications, serves on CAP committees for oncology biomarkers • Most recently Medical Director – bioTheranostics
Raaj Trivedi *VP Commercial Operations*	• More than 15 years in the biotechnology and diagnostics industry • Served as VP of Marketing and VP of Business Development at Clarient – a GE Healthcare Company • Life Technologies Commercial Leader for Oncomine Biomarker Discovery Panel

Biocept Completing the Answer™
7

Multifaceted Growth Strategy

Sales and Marketing Investment

– Physician and hospital market for treatment decisions

– Biopharma and research services

– Collaboration and partnership agreements

Research and Development

– Clinical utility studies

– Validation of test in pipeline

– Enhanced technology

Operational Efficiency

– Investment in automation

– Optimize capacity of infrastructure 8

2014 Accomplishments

Appointed Veena Singh as SVP and Senior Medical Director

Appointed Raaj Trivedi as Vice President—Commercial Operations Recruited a national sales team to support commercialization Implemented reimbursement and managed care plan Gained coverage for approx. 19M patients in large PPO network Awarded additional issued patents in Europe, China and S. Korea

Gained and expanded collaborations with MD Anderson, Rosetta and Insight Launched Clinical Research Services in Circulating Tumor DNA

Secured $10 Million Term Loan Facility With Oxford Finance LLC Increased menu of testing:

ER in breast cancer; ALK, ROS1 and T790M/EGFR in NSCLC and HER2 in gastric cancer. 9

Target Market

925,030

Newly Diagnosed Cancers

8,009,272

Living with Cancer

– Incidence data for 2014 and prevalence data for 2010 of breast, lung, colon, prostate, melanoma, gastric and deaths data provided by National Cancer Institute: http://seer.cancer.gov/statfacts/

Liquid Biopsy Opportunity

“…liquid biopsies have a multi-billion dollar market potential that could eventually exceed $10B”

Cowen and Company Liquid Biopsy Industry Report, November, 2014

Profiling

Newly Diagnosed Cancers

In thousands

Monitoring

Patients Living with Cancer

DeSantis, et al (2014). Cancer Treatment & Survivorship Statistics 11

Limitations of Tissue Biopsy

Cancer is a heterogeneous disease

– Molecular properties differ within a tumor

– Primary tumor biopsy may not reflect current disease condition

– Therapy causes changes in tumor cells Biopsy is invasive

– May not be feasible based on patient condition or tumor accessibility

– Impractical for periodic monitoring for progression / recurrence Biopsy tissue is limited

– Greater demand due to molecular profiling

– Surgery is costly

Liquid Biopsy Addresses Limitations in Standard of Care

Reducing Healthcare Costs

Average cost of biopsy: $14,6341

Average cost when adverse events such as collapsed lung, bleeding or pneumonia occurred was 4X higher1

Average cost of blood draw: between $6 and $167 2

…. potentially saving our healthcare system billions

1Lokhandwala T, Dann R, Johnson M, et al. Costs of the Diagnostic Workup for Lung Cancer—A Medicare Claims Analysis. Presented at: 2014 Chicago Multidisciplinary Symposium in Thoracic Oncology; October 30-November 1, 2014; Chicago, Illinois. Presentation Number: 103. http://clearhealthcosts.com/blog/2012/12/how-much-does-a-blood-test-cost-it-could-be-16-or-117/

2

New Molecular Paradigm

Liquid biopsy (CTCs and ctDNA)— surrogate for tumor tissue biopsy Repeatable for monitoring patient response to treatment Provides tumor biomarker status when tissue is not available Reduce false negatives attributable to heterogeneity Detect metastasis, recurrence and biomarker conversion Qualify more patients for targeted therapies

66% of researchers say analysis of CTCs will be the standard of care by 2017*

*CTC industry overview – Hanson and Wade 2013

Platform Overview

ctDNA Analysis

B-Raf K-Ras EGFR

ZELBORAF® ERBITUX® TARCEVA® (erlotinib) (vemurafenib) (cetuximab) &

& IRESSA® (gefitinib) Plasma – ctDNA VECTIBIX® (panitumumab) Buffy Coat – CTCs Red Blood Cells

CTC Analysis

HER2 ALK ROS1

HERCEPTIN® XALKORI® XALKORI® (trastuzumab) (crizotinib) (crizotinib)

OncoCEE CTC Testing

Circulating Tumor Cells (CTCs)

Plasma

Detection, enumeration and cytogenetic/molecular

analysis in blood or bone marrow samples

Buffy Coat –

CTCs

Red Blood Cells

CTC Capture ICC for Protein FISH for Genes

CEE® Microfluidic Channel

ctc

Patented arrangement of posts optimized for ultra-sensitive rare cell capture Mounted on glass slide and transparent, enabling direct microscopic visualization of captured CTCs Multiple assays can be performed on captured CTCs Cells can be released for further analysis, including CEE-Selector mutation analysis, and is intended for next generation sequencing at Biocept or with industry partners

OncoCEE™

A New Standard in Oncology Diagnostics

OncoCEE™ Platform CellSearch (J&J) Platform

Proprietary CTC antibody capture cocktail Single capture antibody

Not limited to “traditional” epithelial CTCs Limited to “traditional” epithelial CTCs

Captures more CTCs

Immediate post-capture biomarker analysis No biomarker analysis offered under FDA clearance

Tests for Breast, Gastric, Lung cancers Only available for Breast, Colon, Prostate with Colon, Prostate, Melanoma planned

Published CTC Enumeration Comparison*

Traditional Definition of CTCs (CK+, CD45-, DAPI+)

100

CTC 90

?1 80

with of 70

60

50

40

of Cases Detection 30

%

20

Positive 10

0

Breast (n=30) CRC (n=20) Prostate Lung (n=22)

(n=16)

Tumor Type

Biocept CellSearch

*Pecot et al, Cancer Discovery, Dec. 2011

Biocept Technology Detects More CTCs

CK Positive/HER2+ CK Negative/HER2+

Traditional definition of CTC >50% of HER2 Positive cells are CK

Biocept captures more of negative* and are considered to be a these due to antibody tumor cell cocktail and microfluidic CK negative cells missed by channel design competitors

Biocept captures these types of cells

* Mayer et al. Cancer Genetics, 2011

Ground-Breaking CEE-Selector Platform

Plasma – ctDNA

CTCs and cell free ctDNA for Genomic Testing

Buffy Coat – CTCs Red Blood Cells

B-Raf K-Ras EGFR

ZELBORAF® ERBITUX® TARCEVA® (erlotinib) &

(vemurafenib) (cetuximab) IRESSA® (gefitinib) &

VECTIBIX® (panitumumab)

CTC Capture

Advantages of CEE-Selector™ Platform

Mutation determination sensitivity 10-100x better than competing platforms*

Allows for both CTC and cell free ctDNA analysis

Detects 1 mutation out of >10,000 normal DNA

Works with various nucleic acid targets (DNA and RNA) Compatible with sequencing and PCR instruments Multiplexing reduces costs and enhances reimbursement Potential applications in all stages of cancer

* Biocept internal data

OncoCEE™ Product Profiles

Italicized and underlined biomarkers are currently available to Biocept customers

Product Tumor Type OncoCEE™ CTC CEE-Selector™

OncoCEE-BRTM Enumeration of CTCs,

Breast ER mutation

HER2, ER, PR

Currently no clinically actionable

OncoCEE-GATM Gastric Enumeration of CTCs, HER2 mutations identified

OncoCEE-LUTM Lung Enumeration of CTCs, ALK, EGFR, K-ras, B-raf mutations, ALK

ROS1, MET mutations

OncoCEE-CRTM Colon Enumeration of CTCs, EGFR K-ras, B-raf mutations

Enumeration of CTCs, AR, and

Currently no clinically actionable

OncoCEE-PRTM Prostate PTEN deletion (blood or bone mutations identified marrow)

OncoCEE-METM Melanoma Enumeration of CTCs B-raf and N-ras mutations

Established CLIA Facility

CLIA inspected and certified

CAP accredited for high complexity testing Manufacturing and lab operations in place Scalable for future growth Laboratory information system with client portal Adjacent clinical development and research facility Automation solutions in place

Targeted Commercialization Strategy

Raise awareness of the value of CTCs and ctDNA

Drive OncoCEE adoption

– Market directly to oncologists and other physicians

– Develop key opinion leader speakers

Build relationships with patient advocacy groups

Publish studies with major cancer centers

Participate in medical meetings / symposia

Deepen payor relationships and expand reimbursement coverage

Expand strategic partnerships with pharma and biotech for personalized diagnostics

Driving Adoption for Growth

Salesforce Plan Commercial Team

current 2015 2016 Head of sales and

marketing

Regionally based sales

team

Sales team for pharma

Managed care expert

Internal marketing

Leverage partner sales

forces

Increasing Adoption

Commercial Samples Per Quarter

350 300 250 200 150 100 50

0

Q2 2014 Q3 2014 Q4 2014

Average reimbursement per sample YTD: $1,062

Revenue and Reimbursement

Utilize established CPT codes for coverage today

– Medicare covers analysis component of testing

– Select private payors cover CTC capture, enumeration and analysis

– Seeking Medicare coverage for capture and enumeration Diversified revenue streams

– Grow clinical trial business and other fee for service channels

– Establish new revenue sources through partnerships Perform clinical utility study against tissue biopsy

– Health economics impact

– Goal is to show improved outcomes with reduced costs

Clinical Studies

Columbia University Medical Center *Discover. Educate. Care. Lead.*	**Columbia** • Patients with ER positive metastatic and primary biopsy • Correlation of ER status – Biocept OncoCEE BR ™ with metastatic and primary biopsy • Accepted for publication – pending review
DANA-FARBER CANCER INSTITUTE	**Dana-Farber** • Metastatic Breast Cancer patients with HER2 negative primary biopsy • CTC HER2 positive patients, as detected with OncoCEE BR, placed on Herceptin • 22% of patients were Her2 positive on CTCs but negative on tissue • Sponsored by Genentech, Komen Foundation
THE UNIVERSITY OF TEXAS MD ANDERSON CANCER CENTER *Making Cancer History®*	**MD Anderson** • Published in Cancer Medicine – April 2013 • Recently diagnosed breast cancer patients • 15% of CTC and 28% of DTCs have HER2 discordance with primary tumor • Current Ovarian study – CTCs as predictive of outcomes
 Cancer Medicine AIP Journal of Oncology Cancer Genetics CANCER DISCOVERY	**Other studies** • Four additional peer reviewed published studies validating technology • Additional pending studies with collaborators • Planned study in Non Small Cell Lung Cancer

Biocept
Completing the Answer™
29

Patent Portfolio

Biocept Developed Solutions

CEE-Sure™ Patented OncoCEE™ CEE-SelectorTM

Stability CEE® Chemistry: Antibody Mutation Analysis

Transport Tube Microfluidic Channel Cocktail Patent pending

Patent pending Patent pending

One US and associated Multiple issued patents in Two US and associated One US and associated foreign patents pending US, EU, China and foreign patents pending foreign patents pending Korea for capture; one US and associated foreign patents pending for detection

Current Capital Structure

(as of 12/31/14—excluding shares in this offering)

Shares

Outstanding % Common Stock 4,449,603 72% Equity Awards1 1,157,812 19% Warrants2 610,774 9%

Fully Diluted Shares Outstanding 6,218,189 100%

1 Average option exercise price of $6.29

2 Average exercise price is $9.47/share

Leading Cancer Diagnostic Companies

Sold 56% to Roche for $1.2B Market cap $241M* Sold to GE Healthcare $576M

Market cap $2.84B* Market Cap $1.043B* Sold to Novartis—$470M

* Market Cap close of market – January 16, 2014

Investment Highlights

Commercial stage cancer diagnostics company with ground-breaking technology platform utilizing a simple blood test

OncoCEE™: captures circulating tumor cells (CTCs)

CEE-Selector™: enhanced sensitivity genomic mutation analysis

Commercialized tests for breast, gastric and certain lung cancers Test pipeline focused on solid tumor biomarkers in lung, breast, colorectal, prostate and melanoma Established, certified and scalable CLIA lab Clear path to market penetration Established research collaborations and strategic partnerships